                                                                   EXHIBIT 23(e)
                                   CONSENT
                                      OF
                              SMITH BARNEY INC.


         We hereby consent to (i) the inclusion of our opinion letter to the Board of Directors of Knogo Corporation ("Knogo") as Annex III to the Proxy Statement-Prospectus of Knogo and Sensormatic Electronics Corporation ("Sensormatic") relating to the proposed merger of Knogo with and into Sensormatic, and (ii) all references made to our firm and such opinion in such Proxy Statement-Prospectus under the captions "SUMMARY -- The Merger, the Divestiture and the Companies -- Opinion of Knogo's Financial Advisor" and "THE MERGER -- Background of the Merger," "-- Reasons for the Merger -- Knogo" and "-- Opinion of Knogo's Financial Advisor." In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit and we disclaim that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.



                                        By: /s/ SMITH BARNEY INC.
                                            ---------------------
                                            SMITH BARNEY INC.




New York, New York
November 25, 1994